Filed under 424(b)(3), Registration Statement No. 333-164985

Pricing Supplement No. 105 - Dated Monday, December 19, 2011 (To: Prospectus Dated February 19, 2010, and Prospectus Supplement Dated February 19, 2010)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LPC1		100%	1.250%		2.600%	Semi-Annual	12/15/2016	06/15/2012	$11.92	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2012 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC     Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LPD9	100%	1.450%	3.350%	Semi-Annual	12/15/2018	06/15/2012	$15.35	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2012 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC     Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LPE7	100%	1.800%	3.900%	Semi-Annual	12/15/2021	06/15/2012	$17.88	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2012 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC     Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 12/15/2012 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland MI 48674

Trade Date: Tuesday, December 27, 2011 @ 12:00 PM ET Settle Date: Friday, December 30, 2011

Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes